Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statements No. 333-56829, No. 333-89465, No. 333-108119 and No. 333-144440 on Form S-8, and Registration Statements No. 333-113930 on Form S-3 of our report dated March 9, 2009 which expresses an unqualified opinion relating to the consolidated financial statements of CuraGen Corporation and the effectiveness of CuraGen Corporation’s internal control over financial reporting appearing in this Annual Report on Form 10-K of CuraGen Corporation for the year ended December 31, 2008.

/s/ DELOITTE & TOUCHE LLP

Hartford, Connecticut

March 9, 2009